EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in registration statements on Form S-8 (Nos. 333-148333, 333-160602 and 333-175100) and on Form S-3 (Nos. 333-146596, 333-158320, 333-163779, and 333-167049) of Northern Oil and Gas, Inc. our report dated March 4, 2011, with respect to the statements of operations, stockholders' equity, and cash flows of Northern Oil and Gas, Inc. for the year ended December 31, 2010, which report appears in this Form 10-K of Northern Oil and Gas, Inc.

/s/Mantyla McReynolds LLC

Mantyla McReynolds
Salt Lake City, Utah
March 1, 2013